Exhibit 3.228

CERTIFICATE OF FORMATION

OF

STRATEGIC INVESTMENT ALTERNATIVES LLC

Pursuant to Chatper 18, Seciton 18-201 of the Delaware Limited Liability Company Act, the undersigned, being authorized to execute and file this Certificate of Formation, hereby testifies as follows:

FIRST:                   The name of the limited liability company is Strategic Investment Alternatives LLC (the “Company”).

SECOND:              The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:                  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

FOURTH:              The Company may establish from time to time and number of series of members, managers or limited liability company interests having separate rights, powers or duties with respect to specified property or obligations of the Company or profits and losses associated with specified property or obligations, and such series may have a separate business purpose and investment objective.  The debts, liabilities and obligation incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable against the assets of such series only, and not against the assets of the Company generally or any other series thereof, and, unless otherwise provided in the limited liability company agreement, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned shall have caused this Certificate of Formation to be executed this 6th day of June 2002.

/s/ Veronica Stork
By:	Veronica Stork
Authorized Person

Certificate of Amendment to Certificate of Formation

of

STRATEGIC INVESTMENT ALTERNATIVES LLC

It is hereby certified that:

1.  The name of the limited liability company (hereinafter called the “limited liability company”) is STRATEGIC INVESTMENT ALTERNATIVES LLC.

2.  The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.”

Executed on April 6, 2004

/s/ Stanley J. Andersen
Stanley J. Andersen, Authorized Person